Exhibit 99.1

Miller Energy Resources Reports Second Quarter Results

Revenues Increase 63% to a Record $9.2 Million

KNOXVILLE, Tenn.--(BUSINESS WIRE)--December 12, 2011--Miller Energy Resources (“Miller”) (NYSE: MILL) today reported its results for the quarter ended October 31, 2011. The Company reported revenues grew 63.2% to a record $9.2 million in the second quarter of fiscal 2012 compared with $5.6 million in the second quarter of the prior fiscal year. Net loss for the second quarter of fiscal 2012 was $4.5 million, or $0.11 per diluted share, compared with a net loss of $4.1 million, or $0.12 per diluted share, in the second quarter of fiscal 2011.

“Miller’s second quarter revenues rose 63.2% to a record $9.2 million due to the success of new wells that we reworked in Alaska since last year,” stated Scott Boruff, CEO of Miller Energy Resources. “We expect the addition of Rig 35 to the Osprey platform in Alaska to accelerate our drilling and rework programs once it is fully operational.

“Rig 35 began arriving in Alaska in late October and we are in the process of assembling the drilling rig on the Osprey platform. We expect the rig assembly to be completed in January 2012 and for it to be fully operational within 45 days, depending on the weather. At that time, we will focus on reworking key wells on the Osprey platform,” continued Mr. Boruff.

Company and Financial Highlights

  Increased second quarter revenue 63.2% to $9.2 million in fiscal 2012 from $5.6 million in the second quarter of fiscal 2011. For the six months ended October 31, 2011, revenue rose 80.3% to $18.1 million compared with revenue of $10.0 million in the prior year period.
  Oil sales revenue rose 67.3% to $8.4 million for the three months ended October 31, 2011, compared with $5.0 million for the three months ended October 31, 2010.
  Increased oil sold in Alaska by 46% to 97,599 barrels in the second quarter of fiscal 2012 compared with 66,854 barrels in the second quarter of fiscal 2011.
  Rig 35 was delivered in Alaska during October 2011. It is being installed on the Osprey platform and is expected to be operational in the fourth quarter of fiscal 2012.

Second Quarter Results

Second quarter 2012 revenue rose to $9.2 million compared with $5.6 million in the second quarter of the prior year. The primary factor in revenue growth was the increased oil revenues due to higher production from our Alaskan operations and higher oil prices.

“We continue to show solid growth in our revenues in the second quarter; however, RU-1 in Alaska experienced a pump failure in late September that resulted in the well going offline, which led to lower oil production and revenues than we initially forecast,” continued Mr. Boruff. “RU-1 went online in March of 2011 and it initially flow tested at 350 barrels of oil a day. We elected to delay the repair of RU-1 until Rig 35 is operational and can expedite and improve the repair process. As a result, we expect that RU-1 will be brought back online during the fourth quarter of fiscal 2012.”

Costs and direct expenses rose to $16.9 million in the second quarter of fiscal 2012 from $10.1 million in the second quarter of the prior year, reflecting Miller’s increased pace of activity in Alaska. General and administrative expenses were $7.9 million compared with $3.9 million in the second quarter of fiscal 2011. The increase in general and administrative expenses was due primarily to an increase in non-cash compensation expense that totaled $3.8 million in the second quarter of fiscal 2012 compared with $946,599 in the second quarter of fiscal 2011. Depreciation, depletion, amortization and accretion expense rose 31% to $4.3 million compared with $3.3 million in the second quarter of 2011. The increase in depletion, depreciation, amortization and accretion was due primarily to the addition of wells and equipment in the Alaskan operations.

Other income rose to $655,463 in the second quarter of fiscal 2012 compared with $2.4 million in expenses for the second quarter of fiscal 2011. The second quarter results included $1.5 million in gain on derivatives compared with a $1.8 million loss on derivatives in the second quarter of fiscal 2011.

Operating loss for the second quarter of fiscal 2012 was $7.7 million compared with an operating loss of $4.4 million in the second quarter last year. The increased operating loss for the second quarter of fiscal 2012 was due to higher expenses as the Company expanded its drilling operations in Alaska.

For the second quarter, Miller’s net loss was $4.5 million, or $0.11 per share. In the prior year comparable quarter, Miller Energy reported a net loss of $4.1 million, or $0.12 per diluted share.

Six Months Results

Total revenue for the six months ended October 31, 2011 rose significantly to $18.1 million compared with $10.0 million for the six months ended October 31, 2010. The increase in revenue was due primarily to an increase in oil production, primarily from our Alaskan acreage.

For the first half of fiscal 2012, costs and expenses rose to $29.5 million from $19.0 million in the prior year due to a significant increase in activity related to the Alaskan operations. Oil and gas operating expenses increased to $8.2 million for the six months ended October 31, 2011, compared with $4.4 million for the six months ended October 31, 2010. General and administrative expenses increased to $13.7 million for first half of fiscal 2012 compared with $7.2 million for the same period last year. Depreciation, depletion, amortization and accretion expense rose to $8.0 million for the first six months of fiscal 2012 compared with $6.3 million for the first six months of fiscal 2011.

Operating loss for the first half of fiscal 2012 was $11.4 million compared with an operating loss of $9.0 million in the prior fiscal year. The increase in the operating loss was due primarily to the Company’s ramp up in Alaskan operations and an increase in non-cash compensation expenses.

For the six months ended October 31, 2011, Miller Energy reported a net loss of $4.7 million, or $0.11 per diluted share, compared with a net loss of $5.2 million, or $0.16 per diluted share for the prior year period.

Investor Conference Call

Miller will hold a conference call to discuss the financials for the second quarter of fiscal 2012. The conference call will take place at 4:30 p.m. Eastern time, on December 12, 2011. Participants can access the call by dialing 888-218-8176, Confirmation code: 9242904. In addition, the call will be webcast on the Investor section of the company's website at www.millerenergyresources.com where it will also be archived for 30 days. A telephone replay will be available through December 21, 2011.

To access the replay, please dial 888-203-1112. At the system prompt, please enter code 9242904 followed by the # sign. Playback will automatically begin.

About Miller Energy Resources

Miller Energy Resources is a high growth oil and natural gas exploration, production and drilling company operating in multiple exploration and production basis in North America. Miller’s focus is in Cook Inlet, Alaska and in the heart of Tennessee’s prolific and hydrocarbon-rich Appalachian Basin including the Chattanooga Shale. Miller is headquartered in Knoxville, Tennessee with offices in Anchorage, Alaska and Knoxville, Tennessee.

Statements Regarding Forward-Looking Information

Certain statements in this press release and elsewhere by Miller Energy Resources may contain certain forward-looking statements within the meaning of Section 27A of the Securities and Exchange Act and the Private Securities Litigation Reform Act of 1995 that represent the Corporation’s expectations and beliefs concerning future events. These forward-looking statements involve the implied assessment that the resources described can be profitably produced in the future, based on certain estimates and assumptions. Forward-looking statements are based on current expectations, estimates and projections that involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those anticipated by Miller Energy Resources and described in the forward-looking statements. These risks, uncertainties and other factors include, but are not limited to, adverse general economic conditions, operating hazards, drilling risks, inherent uncertainties in interpreting engineering and geologic data, competition, reduced availability of drilling and other well services, fluctuations in oil and gas prices and prices for drilling and other well services, fluctuations in the US dollar and other currencies, the availability of sufficient capital to fund its anticipated growth, fluctuations in the prices of oil and gas, the competitive nature of its business environment, its dependence on a limited number of customers, its ability to comply with environmental regulations, changes in government regulations which could adversely impact its businesses well as other risks commonly associated with the exploration and development of oil and gas properties. Additional information on these and other factors, which could affect Miller's operations or financial results, are included in Miller Energy Resources' reports on file with United States Securities and Exchange Commission including its Annual Report on Form 10-K for the fiscal year ended April 30, 2011. Miller Energy Resources' actual results could differ materially from those anticipated in these forward- looking statements as a result of a variety of factors, including those discussed in its periodic reports that are filed with the Securities and Exchange Commission. All forward-looking statements attributable to Miller Energy Resources or to persons acting on its behalf are expressly qualified in their entirety by these factors. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Miller Energy assumes no obligation to update forward-looking statements should circumstances or management's estimates or opinions change, unless otherwise required under securities law.

MILLER ENERGY RESOURCES, INC. CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	October 31, 2011	April 30, 2011
ASSETS
Current Assets
Cash and cash equivalents	$2,543,429	$1,558,933
Restricted cash	264,826	202,980
Accounts receivable
Related parties	27,142	27,822
Customers and other	1,628,403	1,619,720
State production credits receivable	7,457,816	3,620,336
Inventory	1,014,856	1,043,960
Prepaid expenses	201,397	231,724
Derivative asset	810,379	—
Total current assets	13,948,248	8,305,475

Oil and Gas Properties (Successful Efforts Method)
Cost	501,445,094	496,308,182
Less accumulated depletion	(22,145,666)	(14,439,233)
Oil and gas properties, net	479,299,428	481,868,949

Equipment
Cost	31,672,769	10,292,514
Less accumulated depreciation and amortization	(2,521,022)	(2,003,053)
Equipment, net	29,151,747	8,289,461

Other Long-Term Assets
Land	526,500	526,500
Restricted cash, non-current	9,936,660	10,026,516
Deferred financing costs, net of accumulated amortization	2,318,468	63,907
Other assets	382,308	—
Total other long-term assets	13,163,936	10,616,923
Total Assets	$535,563,359	$509,080,808

LIABILITIES AND EQUITY
Current Liabilities
Accounts payable	$9,790,418	$7,496,786
Accrued expenses	4,172,065	4,185,087
Derivative liability	—	2,305,118
Borrowings under credit facility	28,894,615	2,000,000
Total current liabilities	42,857,098	15,986,991

Long-term Liabilities
Deferred income taxes	175,492,494	178,326,065
Asset retirement obligation	17,830,428	17,293,718
Non-current portion of derivative liability	1,207,846	2,732,659
Total long-term liabilities	194,530,768	198,352,442
Total Liabilities	237,387,866	214,339,433
Commitments and Contingencies
Equity
Common stock, par value $0.0001 per share (500,000,000 shares authorized, 40,911,751 and 39,880,251 shares issued as of October 31, 2011 and April 30, 2011, respectively)	4,091	3,988
Additional paid-in capital	57,113,759	49,012,755
Retained earnings	241,057,643	245,724,632
Total Stockholders' Equity	298,175,493	294,741,375
Total Liabilities and Stockholders’ Equity	$535,563,359	$509,080,808

MILLER ENERGY RESOURCES, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	For the Three Months Ended		For the Six Months Ended
	October 31, 2011	October 31, 2010	October 31, 2011	October 31, 2010
		(as restated)		(as restated)
Revenues
Oil and natural gas sales	$8,440,857	$5,044,806	$16,760,220	$9,011,239
Other revenue	763,905	593,869	1,300,316	1,002,937
Total revenues	9,204,762	5,638,675	18,060,536	10,014,176

Costs and Expenses
Oil and gas operating	4,374,869	2,718,432	8,171,121	4,443,345
Cost of other revenue	145,782	197,571	372,426	447,766
General and administrative	7,948,985	3,870,730	13,721,175	7,181,167
Exploration expense	148,264	—	179,792	—
Depreciation, depletion, amortization and accretion	4,317,869	3,290,415	7,960,109	6,268,771
Other operating expense (income), net	(4,818)	—	(897,278)	638,468
Total costs and expenses	16,930,951	10,077,148	29,507,345	18,979,517
Operating Loss	(7,726,189)	(4,438,473)	(11,446,809)	(8,965,341)

Other Income (Expense)
Interest income	3,835	1,174	5,067	5,727
Interest expense, net of interest capitalized	(883,197)	(618,938)	(1,380,559)	(838,276)
Gain (loss) on derivatives, net	1,506,189	(1,761,152)	5,261,845	1,143,705
Other income (expense), net	28,636	7,125	59,894	(70,755)
Total other income (expense)	655,463	(2,371,791)	3,946,247	240,401

Loss Before Income Taxes	(7,070,726)	(6,810,264)	(7,500,562)	(8,724,940)
Income tax benefit	2,586,416	2,724,106	2,833,571	3,489,926
Net Loss	$(4,484,310)	$(4,086,158)	$(4,666,991)	$(5,235,014)

Loss per Share:
Basic	$(0.11)	$(0.12)	$(0.11)	$(0.16)
Diluted	$(0.11)	$(0.12)	$(0.11)	$(0.16)

Average Number of Common Shares Outstanding:
Basic	40,908,490	34,314,794	40,624,050	33,575,258
Diluted	40,908,490	34,314,794	40,624,050	33,575,258

MILLER ENERGY RESOURCES, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	For the Six Months Ended October 31,
	2011	2010
		(as restated)
Cash Flows from Operating Activities
Net loss	$(4,666,991)	$(5,235,014)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, depletion and amortization	7,423,399	5,781,800
Amortization of deferred financing fees	544,538	208,516
Loss on equity method investment	17,629	—
Issuance of equity for compensation	5,974,213	3,271,189
Issuance of equity for services	843,894	2,831,758
Deferred income taxes	(2,833,572)	(3,559,717)
Unrealized gain on derivative instruments, net	(4,640,310)	(3,427,311)
Accretion of asset retirement obligation	536,710	486,971
Changes in operating assets and liabilities:
Receivables, net	(8,003)	(233,925)
State production credits receivable	(3,837,480)	(1,060,043)
Inventory	29,104	(352,136)
Prepaid expenses	30,327	(399,200)
Other assets	—	66,308
Accounts payable, accrued expenses and other	2,280,610	5,004,575
Net cash provided by operating activities	1,694,068	3,383,771

Cash Flows from Investing Activities
Purchase of equipment and improvements	(21,197,327)	(732,087)
Capital expenditures for oil and gas properties	(4,518,837)	(4,666,838)
Investment in affiliate	(399,934)	—
Net cash used by investing activities	(26,116,098)	(5,398,925)

Cash Flows from Financing Activities
Payments on notes payable	(2,000,000)	(1,239,401)
Deferred financing costs	(2,799,099)	—
Proceeds from borrowings	28,894,615	—
Exercise of equity rights	1,283,000	1,732,939
Restricted cash	28,010	(242,678)
Net cash provided by financing activities	25,406,526	250,860
Net Increase (Decrease) in Cash and Cash Equivalents	984,496	(1,764,294)

Cash and Cash Equivalents at Beginning of Period	1,558,933	2,994,634
Cash and Cash Equivalents at End of Period	$2,543,429	$1,230,340

Cash paid for interest	$679,948	$327,715

CONTACT:
Miller Energy Resources
Robert L. Gaylor, 865-223-6575
SVP Investor Relations